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                                                                       Exh. 99.1


                    SEVENTH AMENDMENT TO CONSULTING AGREEMENT


         This SEVENTH AMENDMENT TO CONSULTING AGREEMENT (the "Amendment") is effective as of the 1st day of January 2005 (the "Effective Date"), by and between JOHN M. PIETRUSKI, an individual residing at 27 Paddock Lane, Colts Neck, New Jersey 07722 ("Consultant"), and ENCYSIVE PHARMACEUTICALS INC., a Delaware corporation located at 6700 West Loop South, Suite 400, Bellaire, Texas 77401 (the "Corporation").

         WHEREAS, the Corporation and Consultant have entered into that certain Consulting Agreement, dated January 1, 1992 (the "Agreement"), as set forth in Exhibit "A" attached hereto and incorporated herein by reference; and

         WHEREAS, pursuant to the Agreement, the Corporation has retained Consultant to provide consulting services to the Corporation with respect to corporate governance, business development and other such matters; and

         WHEREAS, the Corporation and Consultant desire to amend the Agreement as herein set forth.

         NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Definitions. If not otherwise defined herein, all capitalized terms used herein shall have their respective meaning assigned to them in the Agreement.

         2. Amendment to Section 2. Effective as of the date hereof, Section 2 of the Agreement is hereby amended by deleting paragraph (a) in its entirety and substituting the following in lieu thereof:

                  "(a) Consultant's retention under this agreement shall commence on the date hereof (the "Commencement Date") and shall end on the earliest of: (i) the death or disability (as defined herein) of Consultant; (ii) the termination of Consultant's retention by the Corporation for cause (as defined herein); or (iii) two years after the Effective Date. After the expiration of such two-year period, this Agreement may be renewed for additional periods on all the remaining terms and conditions set forth herein upon mutual agreement of Consultant and the Corporation."

         3. Amendment to Section 3. Effective as of January 1, 2005, Section 3 of this Agreement is hereby amended by amending the fee rate to be $40,000 per annum.

         4. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect. Corporation and Consultant agree that the Agreement as amended shall continue to be legal, valid, binding and enforceable in accordance with its terms.


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         5. Except as expressly modified or amended hereby, the terms and provisions of the Agreement shall remain in force and effect in accordance with the terms hereof; provided, however, that from and after the date hereof any reference to the Agreement shall be deemed and construed as meaning the Agreement as amended and modified hereby.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.


                          CONSULTANT:

                          /s/ John M. Pietruski                  January 5, 2005
                          ------------------------------------------------------
                          John M. Pietruski                        Date



                          CORPORATION:

                          ENCYSIVE PHARMACEUTICALS INC.

                          /s/ Bruce D. Given, M.D.               January 4, 2005
                          ------------------------------------------------------
                          Bruce D. Given, M.D.                     Date
                          President and Chief Executive Officer